UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ECB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Special Meeting of Shareholders

Proxy Statement

NOVEMBER 21, 2008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A Special Meeting of Shareholders of ECB Bancorp, Inc. will be held at 9:00 a.m. on Tuesday, December 23, 2008, at Martelle’s Restaurant located at 33301 U.S. Highway 264 West in Engelhard, North Carolina.

The purposes of the meeting are:

1.	Proposal to Approve Charter Amendment. To consider and vote on a proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock.

2.	Proposal to Authorize Management to Adjourn the Special Meeting. To consider and vote on a proposal to authorize our management to adjourn the Special Meeting for up to 120 days, if necessary, to allow additional time to solicit votes needed to approve the charter amendment.

3.	Other Business. To transact any other business properly presented for action at the Special Meeting.

At the Special Meeting, you may cast one vote for each share of our common stock you held of record on November 14, 2008, which is the record date for the meeting.

Our Board of Directors recommends that you vote “FOR” the proposed charter amendment and “FOR” the proposal to authorize management to adjourn the Special Meeting to allow additional time to solicit votes needed to approve the charter amendment.

You are invited to attend the Special Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet even if you plan to attend the Special Meeting. If your shares are held in “street name” by a broker or other nominee, we ask that you follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Special Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Special Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about November 25, 2008.

By Order of the Board of Directors

Arthur H. Keeney III
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 337

Engelhard, North Carolina 27824

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated November 21, 2008, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed proxy card for use at a Special Meeting of our shareholders and at any adjournments of the meeting. The Special Meeting will be held at Martelle’s Restaurant located at 33301 U.S. Highway 264 West in Engelhard, North Carolina, at 9:00 a.m. on Tuesday, December 23, 2008.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to ECB Bancorp, Inc. Our banking subsidiary, The East Carolina Bank, is referred to as the “Bank.”

Proposals to be Voted on at the Special Meeting

At the Special Meeting, record holders of our common stock will consider and vote on proposals to:

●	Amend our charter to authorize our issuance of preferred stock (see “Proposal 1: Approval of Charter Amendment to Authorize the Issuance of Preferred Stock” on page 4);

●

Authorize our management to adjourn the Special Meeting in order to solicit additional votes needed to approve Proposal 1 (see “Proposal 2: Authorization of Management to Adjourn the Special Meeting” on page 14); and

●	transact any other business properly presented for action at the Special Meeting.

Our Board of Directors recommends that you vote “FOR” the charter amendment to authorize us to issue preferred stock, and “FOR” the authorization to adjourn the Special Meeting.

How You Can Vote at the Special Meeting

If your shares of our common stock are held of record in your name, you can vote at the Special Meeting in any of the following ways.

●	You can attend the Special Meeting and vote in person.

●

You can sign and return the proxy card enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

●

You can appoint the Proxies to vote your shares for you by going to our Internet website (http://www.ecbbancorp.com) and clicking on the link for “proxy voting.” When you are prompted for your “control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. EST on December 22, 2008, which is the day before the Special Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

If your shares of our common stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval of a charter amendment.

Solicitation and Voting of Proxy Cards

The proxy card enclosed with this proxy statement provides for you to name three of our officers, Arthur H. Keeney III, J. Dorson White, Jr. and Gary M. Adams, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Special Meeting. Please sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Special Meeting, or you appoint your Proxies by Internet, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by Internet, but do not give any voting instructions, then the Proxies will vote your shares “FOR” Proposals 1 and 2 discussed in this proxy statement. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Special Meeting unless you attend the meeting in person, or validly appoint another person to vote your shares for you.

Under North Carolina law generally, no business may be brought before the Special Meeting unless it is described in the notice of meeting that accompanies this proxy statement, and we are not aware of any other business that will be brought before the Special Meeting. However, if any other matter is properly presented for action by our shareholders, your proxy card or appointment of the Proxies by Internet will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting for any reason other than to solicit additional votes needed to approve Proposal 1.

Revocation of Proxy Cards; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and later wish to revoke the authority or to change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Special Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

●	you can sign and submit a proxy card, dated after the date of your original proxy card, containing your new instructions; or

●

if you appointed the Proxies by Internet, you can go to the same Internet website (http://www.ecbbancorp.com), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

To revoke your proxy card or your appointment of the Proxies by Internet:

●	you should give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

●

you can attend the Special Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Simply attending the Special Meeting, without notifying our Corporate Secretary, will not revoke your proxy card or Internet vote.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Special Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In general, in connection with proxy solicitations for meetings of the shareholders of public companies, many holders of shares held in “street name” fail to give voting instructions to their brokers or other nominees. For that reason, if we consider it necessary or advisable to help ensure that a sufficient number of shares are represented at the Special Meeting to vote on and approve Proposals 1 and 2, we will make arrangements for a firm that specializes in proxy solicitation to assist us by contacting record holders and beneficial owners of our common stock and requesting that they vote their shares or send voting instructions to their brokers or other nominees. If we request that assistance, we will pay a fee to that firm for its services.

In connection with the solicitation of proxy cards for the Special Meeting, we have not authorized anyone to give you any information, or make any representation, not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on November 14, 2008, is the “Record Date” we are using to determine which of our shareholders are entitled to receive notice of and to vote at the Special Meeting and how many shares they are entitled to vote. Our voting securities are the 2,846,789 shares of our common stock which were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Special Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

Vote Required for Approval

For Proposals 1 and 2 to be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting on Proposals 1 and 2.

PROPOSAL 1: APPROVAL OF CHARTER AMENDMENT TO

AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

General

A proposal will be submitted to shareholders at the Special Meeting to approve an amendment (the “Proposed Amendment”) to our Articles of Incorporation (our “Charter”) to authorize a new class of capital stock. Section 2 of our Charter currently provides that our authorized capital stock consists only of 10,000,000 shares of common stock, all of one class and having a par value of $3.50 per share. The Proposed Amendment would amend Section 2 so that it also authorizes us to issue up to 2,000,000 shares of no par preferred stock (“Preferred Stock”) as an additional class of capital stock. Our Board of Directors would be authorized to issue shares of Preferred Stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without further shareholder approval.

A copy of the Proposed Amendment, which includes the text of Section 2 of our Charter as it is proposed to be amended, is attached as Appendix A to this proxy statement. If the proposal is approved by our shareholders, our Board of Directors will have the authority to make any and all changes to the Proposed Amendment it deems necessary to give it effect and cause the North Carolina Secretary of State to accept it for filing.

Our Board of Directors has unanimously approved the Proposed Amendment and will submit it to our shareholders for approval at the Special Meeting. The Board of Directors recommends that you vote “FOR” the Proposed Amendment.

Reasons for the Proposed Amendment

On October 14, 2008, the U.S. Department of the Treasury (“UST”) announced that, using the authority granted to it under the Troubled Assets Relief Program (“TARP”) mandated by The Emergency Economic Stabilization Act of 2008, and as a part of its efforts to address instability in the financial markets, it would implement a voluntary capital purchase program under which it would make equity investments in healthy banks and bank holding companies. The purpose of the program is to increase the flow of financing to businesses and consumers and support the national economy. Under the TARP capital purchase program, UST will purchase preferred stock in companies that choose to participate in amounts ranging from a minimum of 1% to a maximum of 3% of each participating institution’s “risk-weighted assets.” Qualifying institutions that sell preferred stock to UST are expected to use the cash proceeds they receive primarily to fund additional lending activities, though proceeds also may be used by companies for other purposes, including the acquisition of weaker financial institutions.

Although our capital ratios at September 30, 2008, were above the level at which banks and bank holding companies are classified as “well capitalized” under the capital adequacy guidelines of the Federal Deposit Insurance Corporation (the “FDIC”) for insured banks, and the Federal Reserve Board (the “FRB”) for bank holding companies, we have filed an application to participate in the TARP capital purchase program and our application currently is being reviewed by our regulators and UST. Filing an application does not obligate us to participate in the capital purchase program or to sell any capital stock to UST, nor is it assured that our application will be accepted. We will continue to assess the relative benefits and costs of participation and, even if our application is accepted, we could still decide not to participate. However, for us to be eligible to participate at all, it will be necessary for us to amend our Charter to authorize us to issue preferred stock. For that reason, we have called the Special Meeting to seek approval of the Proposed Amendment. Though we believe UST will approve our application, it is not obligated to do so or to purchase any, or any particular amount of, our Preferred Stock. Even if our application is approved, we could decide that we will not participate in the TARP capital purchase program. However, if the Proposed Amendment is not approved by our shareholders, we will not be eligible or have the option to participate. If the Proposed Amendment is approved, we intend for it to become effective and authorize us to issue preferred stock in the future even if our application is not approved or we later choose not to participate and sell shares to UST.

In addition to selling preferred stock to UST under the capital purchase program, the Proposed Amendment would permit our Board of Directors to issue Preferred Stock from time to time in the future for other purposes, and in other transactions, up to the total number of shares authorized by our Charter. If we found it necessary or desirable to increase our capital in the future, several methods of doing that would be available to us. For example, we could issue and sell new shares of common stock, sell “trust preferred securities” or, to a limited extent, issue subordinated debt. However, recent unfavorable conditions in the capital markets generally have made it more difficult for all financial institutions to increase their capital through sales of common stock and trust preferred securities, and issuing subordinated debt is not as effective a method of increasing capital as the issuance of new equity securities. Having the authority to issue and sell preferred stock, in addition to common stock, trust preferred securities and debt securities, would give our Board of Directors an additional option and, as discussed below, more flexibility in tailoring the terms of the equity securities we can issue to meet specific future market conditions or financing or acquisition opportunities.

Without regard to whether we make a final decision to participate in the TARP capital purchase program, our Board of Directors believes we would benefit from the Proposed Amendment by having the flexibility in our capital structure to issue more than one type of capital stock having different terms and relative rights. The Board believes that it is in our best interests to allow the Board the flexibility to tailor the specific terms of each series of Preferred Stock issued in the future to meet specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, without the expense, delay, and uncertainty that would result if a meeting of our shareholders was required to approve each issuance of Preferred Stock or the terms of each specific series of Preferred Stock. The Proposed Amendment would give our Board of Directors the maximum amount of flexibility in designing and issuing Preferred Stock in the future.

Effect of the Proposed Amendment

The Proposed Amendment goes beyond authorizing issuance of the shares of Preferred Stock we would sell to UST if we participate in the TARP capital purchase program described above. The Proposed Amendment would:

●	authorize us to issue up to an aggregate of 2,000,000 shares of the new class of Preferred Stock; and

●

as permitted by the North Carolina General Statutes, authorize our Board of Directors to issue shares of the newly authorized Preferred Stock from time to time in the future, to create separate series of Preferred Stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without any further approval of our shareholders.

At the time the Board of Directors approved the issuance of any Preferred Stock (including any shares we sold to UST), it would establish a series of shares within the new class by approving and filing an amendment to our Charter (which it could do without further shareholder approval) that would specify the designation of that series and the number, terms, relative rights, preferences and limitations of shares within that series.

Issuing any shares of Preferred Stock, including any shares we sell to UST, would dilute the relative percentage equity interests of the current holders of our common stock. Our current shareholders do not have preemptive rights to acquire any additional shares of capital stock we issue, and they would have no right to purchase a proportionate share, or any portion, of any shares of Preferred Stock issued in the future, including any portion of the shares we sold to UST.

If the Proposed Amendment is approved by our shareholders at the Special Meeting, in addition to any sale of shares to UST, Preferred Stock could be issued in the future from time to time, in one or more series, in a variety of transactions, including without limitation, public offerings or private sales of shares to increase our capital, or as consideration for acquisitions. The shares issued in each separate transaction could all be of one series, or our Board of Directors could establish a separate series of shares for each separate transaction. Our Board would be authorized to establish different series of Preferred Stock from time to time, and to issue shares from those series, without any further shareholder approval.

At the time each series is established, the Board would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of Preferred Stock could differ materially and, in general, they likely would have certain preferences over, or special terms that differed from, outstanding shares of our common stock. The Board would have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences, and limitations of our Preferred Stock and of each separate series of Preferred Stock. Among other things, the preferences and special terms of Preferred Stock we issued from time to time might include:

●	the right to receive dividends (which might be cumulative or noncumulative) at a stated rate before any dividend could be paid on our common stock;

●	the right to receive a stated distribution upon any liquidation of our company before any distribution could be made to holders of our common stock;

●	if they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of our shareholders;

●	terms providing for the conversion of shares of Preferred Stock into shares of our common stock, either automatically or at the option of the holders of the stock, at specified rates; and

●

terms providing for the redemption of the shares, either at our option or at the option of holders of the shares or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

In particular, any shares we sell to UST would have special terms required under the TARP capital purchase program as described below under the caption “Sale of Preferred Stock to UST.”

The Proposed Amendment itself, which is included as Appendix A to this Proxy Statement, contains a list of the types of terms and preferences that the Board of Directors would have the authority to determine. You should read the Proposed Amendment carefully before you decide how to vote at the Special Meeting.

Sale of Preferred Stock to UST

If the Proposed Amendment is approved at the Special Meeting and we participate in the TARP capital purchase program, our Board of Directors would use its new authority under our Charter to establish a separate series of Preferred Stock consisting of the number of shares to be purchased by UST. Under the current terms of the program published by UST (which are subject to change), and based on our risk-weighted assets at September 30, 2008, we could sell from a minimum of 5,983 shares, to a maximum of 17,949 shares, of Preferred Stock to UST (the “TARP Shares”) at a purchase price of $1,000 per share. Our application to participate in the TARP capital purchase program contemplates the sale of the maximum 17,949 TARP Shares to UST for an aggregate purchase price of $17,949,000. However, though we believe UST will approve our application for the requested amount, it is not obligated to do so or to purchase any Preferred Stock from us.

The TARP Shares would:

●	be issued for $1,000 per share in cash;

●	qualify as Tier 1 capital on our books for regulatory purposes; and

●	rank senior to our common stock and senior or at an equal level in our capital structure to other shares of Preferred Stock we issue in the future.

The TARP Shares would be freely transferable by UST to third parties, and we could be required to file a registration statement with the SEC covering UST’s resale of the TARP Shares.

Other terms of the TARP Shares are generally described in the paragraphs below. However, this discussion is only a summary of our current understanding of the material terms of the TARP Shares based on information published by UST. It is not a complete description, and the terms specified by UST, or that would be available to us, could change before the TARP capital purchase program is fully implemented or we are accepted for participation.

Dividends. The TARP Shares would call for cumulative dividends at a rate of 5% per year for the first five years, and at a rate of 9% per year in following years, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

While the TARP Shares remained outstanding, unless all accrued dividends had been paid in full on the TARP Shares:

●

no dividends could be declared or paid on our common stock or any other Preferred Stock ranking junior or equal to the TARP Shares (other than dividends paid on a pro rata basis with other equally ranking shares of Preferred Stock); and

●	we could not repurchase or redeem any of our common stock or any other Preferred Stock ranking junior or equal to the TARP Shares.

Additionally, during the first three years following our sale of the TARP Shares, we would be required to obtain UST’s consent to increase the dividend per share paid on our common stock unless we had redeemed the TARP Shares in full or UST had transferred all of the TARP Shares to other parties.

Voting. The TARP Shares generally would be non-voting shares, but would have class voting rights on (a) any authorization or issuance of shares ranking senior to the TARP Shares, (b) any amendment to the rights of holders of the TARP Shares, (c) any merger, exchange or similar transaction which would adversely affect the rights of the TARP Shares, or (d) any other matter submitted to a vote of our shareholders for which North Carolina law requires that non-voting shares be permitted to vote as a separate voting group. Also, if dividends were not paid in full on the TARP Shares for six dividend periods (whether or not consecutive), holders of the TARP Shares would have the right to elect two directors to our Board until such time as all accrued and unpaid dividends for all past dividend periods had been declared and paid in full.

Redemption. During the first three years, we could redeem the TARP Shares only with the proceeds we received from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock that resulted in aggregate gross proceeds to us of not less than 25% of the issue price of the TARP Shares. After three years, we could redeem the TARP Shares at our option, in whole or in part, at any time using any funds available to us. In either case, the TARP Shares would be redeemed at the issue price ($1,000 per share) plus the cumulative amount of any accrued but unpaid dividends. Any redemption would be subject to the prior approval of the Federal Reserve Bank of Richmond. The TARP Shares would be “perpetual” preferred stock, which means that neither UST nor any subsequent holder would have a right to require that we redeem any of the shares.

Liquidation. The TARP Shares would have a liquidation preference of $1,000 per share, which means that, if our company is liquidated and our assets are distributed to our shareholders, holders of the TARP Shares would be entitled to receive that amount, plus the cumulative amount of any accrued but unpaid dividends, for each share before any amount could be distributed to holders of our common stock.

Executive Compensation Requirements. As a condition to UST’s purchase of the TARP Shares, during the time that UST held any equity or debt instrument we issued, we would be required to comply with certain restrictions and other requirements relating to the compensation of our chief executive officer, chief financial officer and three other most highly compensated executive officers, including:

●	a prohibition on “golden parachute” payments to those executive officers upon certain terminations of their employment;

●	a $500,000 limit on the tax deductions we can take for compensation expense for each of those executive officers in a single year; and

●

our implementation of a requirement that any bonus or incentive compensation paid to any of those executive officers be repaid to us if the compensation was based upon materially inaccurate financial statements or other materially inaccurate performance criteria.

Additionally, the Compensation Committee of our Board of Directors would be required to review and assess our incentive compensation arrangements and take other steps designed to ensure that those arrangements do not encourage our executive officers to take unnecessary and excessive risks.

We currently do not believe our participation in the capital purchase program would require that material modifications be made to any of the current terms of agreements we have with our executive officers. However, prior to any sale of TARP Shares to UST, our Compensation Committee will review those agreements and modify them to any extent necessary to comply with UST’s requirements. The Committee also would insure that any incentive compensation paid to our executive officers was conditioned on the requirement that it be repaid if the amounts of payments were based upon materially inaccurate financial statements or other materially inaccurate performance criteria. Because none of our current executive officers receive annual compensation in excess of $500,000, the above limit on the tax deductibility of executive compensation is not likely to have an effect on us.

Other Terms. During the first three years following our sale of the TARP Shares, we would be required to obtain UST’s consent in order to repurchase any shares of our outstanding stock of any type (other than purchases of common stock or preferred stock ranking junior to the TARP Shares in the ordinary course of our business and consistent with our past practices in connection with a benefit plan we maintain) unless we had redeemed the TARP Shares in full or UST had transferred all of the TARP Shares to other parties.

Issuance of Warrants Covering Common Stock to UST

General. As a condition to our sale of the TARP Shares, we also would be required to issue warrants (“Warrants”) to UST giving it the right to purchase from us a number of shares of our common stock equal to 15% of the amount we received for the TARP Shares divided by the “market value” per share of our common stock. That “market value,” which also would be the initial exercise price per share of the Warrants, would be the average of the market values of our common stock for the 20 trading days preceding the date UST notified us that it had approved our application to participate. Based on the above minimum and maximum amounts of TARP Shares that we could sell under the currently known terms of the capital purchase program, and a “market value” of $20.62 per share of our common stock (calculated as described above as of November 13, 2008, for purposes of these estimates), we estimate that we would issue Warrants for a minimum of approximately 43,523 shares and a maximum of approximately 130,569 shares, which would represent 1.49% and 4.59%, respectively, of our common stock outstanding on that date. The actual number of shares would be based on the amount of TARP Shares we ultimately sold and the actual “market value” of our common stock at the time we received notice of approval, and that number could be different from the above estimates. The number of Warrants we issued would be reduced by 50% if, by December 31, 2009, we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares.

Exercise and Expiration. The Warrants would have a term of ten years and could be exercised by UST or a subsequent holder at any time or from time to time during their term. However, they could not be exercised for more than 50% of the underlying shares of common stock before the earlier of December 31, 2009, or the date we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares. To the extent they had not previously been exercised, the Warrants would expire after ten years. UST would agree to not vote any shares of common stock it receives upon exercise of the Warrants, but that restriction would not apply to third parties to whom UST transferred the Warrants.

Transfer of Warrants. The Warrants could be transferred to third parties by UST from time to time separately from the TARP Shares. However, no more than 50% of the Warrants could be transferred before the earlier of December 31, 2009, or the date we received proceeds from our sale for cash of other Tier 1 qualifying perpetual preferred or common stock in an amount not less than 100% of the issue price of the TARP Shares. We could be required to file a registration statement with the SEC covering UST’s resale of the Warrants, as well as our sale of the underlying common stock to UST.

Repurchase of Warrants and Common Stock. If we were to redeem all of the TARP Shares from UST, we would have the right to repurchase any or all of the Warrants or, if they have been exercised, the underlying shares of common stock, held by UST at that time at their then current fair market value.

Use of Proceeds From TARP Shares

Proceeds from our sale of TARP Shares to UST would increase our Tier 1 capital and be used primarily to fund our continued growth (including, in particular, growth in our loan portfolio), although portions of the proceeds may be used in the future for other corporate purposes permitted under the capital purchase program. Until the proceeds can be applied by the Bank for lending and other purposes, we expect that they will be invested in interest-bearing available for sale securities.

Pro Forma Effect

The following unaudited pro forma condensed consolidated financial data includes selected line items from our consolidated balance sheet, and our regulatory capital ratios, as of September 30, 2008, and selected line items from our income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The data has been derived by the application of pro forma adjustments to our historical financial statements and gives effect to our sale of the minimum and maximum numbers of TARP Shares, and our issuance of the related Warrants, as if those events had occurred on September 30, 2008 in the case of the balance sheet data, and on January 1, 2007 and January 1, 2008, respectively, in the case of the income statement data. The pro forma financial data may change materially based on the timing and utilization of the proceeds from the TARP Shares, as well as certain other factors, including, among other factors, the actual exercise price of the Warrants, any subsequent changes in our common stock price, and the discount rate used to determine the fair value of the TARP Shares.

The pro forma data should be read in conjunction with our audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. A copy of each of those reports accompanies this proxy statement. We have included the pro forma data solely to illustrate how the sale of the TARP Shares generally would affect our balance sheet and income statements and to provide our shareholders with information that may be useful in their consideration and evaluation of the proposal to amend our Articles of Incorporation that will be voted on at the Special Meeting. However, the pro forma data is not necessarily indicative of our financial position or results of operations that actually would have been attained had we had received proceeds from the TARP Shares, or issued the related Warrants, on the dates indicated. The data also is not necessarily indicative of the financial position or results of operations that we will achieve in the future. Our future results are subject to economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, many of which are beyond our control.

Though we have filed an application to participate in the capital purchase program and we believe that UST will approve our application, it is not obligated to do so or to purchase any, or any particular amount of, our Preferred Stock. Even if our application is approved, we could decide later that we will not participate in the TARP capital purchase program. If we were to decide not to participate, or if our application to participate is not accepted, we would remain well capitalized and there would not be any adverse effect on our current capital or liquidity.

Balance Sheet and Capitalization. Upon the sale of TARP Shares, our available for sale securities, total assets and shareholders’ equity would increase by the amount of the proceeds we received for the shares, net of transaction costs which are expected to be minimal. The sale of TARP Shares would not have affected our total liabilities on September 30, 2008.

ECB BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2008

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$37,930	$37,930	$37,930
Investment securities (1)	154,077	160,060	172,026
Loans, net of allowance for loan losses	519,260	519,260	519,260
Other assets	56,501	56,501	56,501

Total assets	$767,768	$773,751	$785,717

Total liabilities	$701,682	$701,682	$701,682

Shareholders’ Equity:
Preferred stock (1) (2)	$-0-	$5,983	$17,949
Discount on preferred stock (2) (3)	-0-	(323)	(970)
Common stock	10,108	10,108	10,108
Capital surplus	26,372	26,372	26,372
Warrants (2) (4)	-0-	323	970
Retained earnings	31,283	31,283	31,283
Accumulated other comprehensive loss	(1,677)	(1,677)	(1,677)

Total shareholders’ equity	$66,086	$72,069	$84,035

Capital ratios (5):
Tier 1 capital to risk weighted assets	11.30%	12.28%	14.22%
Total capital to risk weighted assets	12.15%	13.13%	15.07%
Tier 1 capital to average assets	9.00%	9.80%	11.39%

(1)	Pro forma amounts are based on our sale of a minimum of 5,983 and a maximum of 17,949 TARP Shares, respectively, at a price of $1,000 per share and our investment of proceeds in available for sale guaranteed agency securities earning interest at an assumed annual rate of 5.5%. Expenses related to our issuance of TARP Shares are expected to be immaterial and have not been deducted from the sales proceeds.
(2)	The proceeds from the sale of the TARP Shares would be allocated between the TARP Shares and Warrants based on their relative fair values on the issue date. The fair value of the Warrants would be determined using the Black-Scholes model which includes assumptions regarding our common stock price, dividend yield, and stock price volatility, as well as assumptions regarding the risk-free interest rate. The fair value of the TARP Shares would be determined based on an assumptions regarding the discount rate (market rate) on the TARP Shares (currently estimated at 12%).
(3)	The discount on the TARP Shares would be determined based on the value that is allocated to the Warrants upon issuance, and would be accreted back to the value of the TARP Shares over a five-year period (the expected life of the shares upon issuance) using the constant effective yield method (approximately 6%).
(4)	In connection with issuance of the TARP Shares, and based on the market value of our common stock at November 13, 2008, we estimate that we would issue Warrants to UST giving it the right to purchase approximately 43,523 shares of common stock based on our sale of the minimum number of TARP Shares, and 130,569 shares based on our sale of the maximum number of TARP Shares.

(5)	Pro forma capital ratios have been calculated assuming that proceeds of the TARP Shares are invested in available for sale securities with a 20% risk weighting. Under current regulatory capital guidelines, to be classified as well capitalized our capital ratios must be: Tier 1 capital to risk weighted assets - 6.00%; Total capital to risk weighted assets - 10.00%; Tier 1 capital to average assets - 5.00%.

Because the preferential liquidation amount of the TARP Shares will equal their gross purchase price, issuance of the TARP Shares would not change the tangible book value of our common stock, pro rated between those shares and our common stock on the basis of their relative tangible book value. However, because the claim of the holders of TARP Shares on our earnings is a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether our earnings exceed the amount of dividends due on the TARP Shares and accretion of the discount on the TARP Shares. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the TARP Shares.

The sale of new shares of common stock upon exercise of the Warrants would dilute the proportionate interests of our existing shareholders. Also, based on the current “market value” of our common stock, the exercise price per share of the Warrants likely would be below the book value per share of our common stock ($22.88 per share as of September 30, 2008), so the later exercise of the Warrants may dilute the book value of our outstanding common shares. The amount of dilution would depend on the number of common shares issued upon exercise of the Warrants and the amount of the difference between the exercise price of the Warrants and the book value of our common stock at the time of exercise.

Income Statement. If we participate in the TARP capital purchase program, we intend to use the additional capital resulting from our sale of TARP Shares over time to support loan growth and for other purposes which we expect would generate income with which to pay dividends on the shares. However, when we receive the proceeds we currently expect that they would be invested in available for sale securities until they could be applied by the Bank for lending and other purposes. The return on those investments would increase our net interest income and, after applicable taxes, our net income. However, because our after-tax return on those investments likely would be less than the amount of dividends paid on the TARP Shares and charges relating to accretion of the discount on the TARP Shares over five years, our net income available to our common shareholders would decrease in the short term until we were able to invest the proceeds in loans or other investments that provided after tax earnings that equaled or exceeded the preferred dividend rate and discount accretion.

ECB BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Twelve Months ended December 31, 2007

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$33,688	$33,688	$33,688
Interest on investment securities (1)	5,609	5,938	6,596
Dividend income	137	137	137
Other interest	549	549	549

Total interest income	39,983	40,312	40,970

Interest expense	19,435	19,435	19,435

Net interest income	20,548	20,877	21,535
Provision for loan losses	(99)	(99)	(99)
Net interest income, after provision for loan losses	20,647	20,976	21,634

Noninterest income	6,186	6,186	6,186
Noninterest expense	20,344	20,344	20,344

Income before income taxes	6,489	6,818	7,476

Income taxes (1)	1,677	1,804	2,057

Net income	$4,812	$5,014	$5,419

Dividend on Preferred Stock and accretion of discount on Preferred Stock (2)	$-0-	$365	$1,095

Net income available to common shareholders	$4,812	$4,649	$4,324

Net income per common share - basic	$1.65	$1.60	$1.49
Net income per common share - diluted	$1.65	$1.59	$1.46

Weighted average shares outstanding - basic	2,908,371	2,908,371	2,908,371
Weighted average shares outstanding - diluted (3)	2,914,352	2,927,193	2,952,875

(1)	Pro forma amounts assume our sale of a minimum of 5,983 and a maximum of 17,949 TARP Shares, respectively, at a price of $1,000 per share, and our investment of proceeds in available for sale guaranteed agency securities and receipt of interest on those investments at an annual rate of 5.5%, after taxes computed at a 38.55% combined federal and state rate.
(2)	Consists of (a) dividends payable on the TARP Shares at an annual rate of 5% ($299 and $897 for the minimum and maximum shares, respectively), and (b) accretion of the discount on the TARP Shares upon issuance over a five-year period using the constant effective yield method ($66 and $198 for the minimum and maximum shares, respectively). The estimated accretion is based on a number of assumptions which are subject to change, including the discount rate (market rate at issuance) on the TARP Shares, and assumptions underlying the value of the Warrants. The lower the discount rate, and the lower the value of the Warrants, the less negative impact there would be on our net income available to common shareholders and net income per common share.
(3)

As described under the caption “Issuance of Warrants Covering Common Stock to UST,” we would issue Warrants for a minimum of 43,523 and a maximum of 130,569 shares of our common stock. Pro forma amounts reflect increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $20.62 (based on the average of the market values of our common stock for the 20 trading days preceding November 13, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

ECB BANCORP, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Nine Months ended September 30, 2008

	Actual	Pro Forma based on sale of
		Minimum TARP Shares	Maximum TARP Shares
	(Dollars in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$23,734	$23,734	$23,734
Interest on investment securities (1)	5,419	5,665	6,157
Dividend income	205	205	205
Other interest	188	188	188

Total interest income	29,546	29,792	30,284

Interest expense	13,769	13,769	13,769

Net interest income	15,777	16,023	16,515
Provision for loan losses	1,340	1,340	1,340
Net interest income, after provision for loan losses	14,437	14,683	15,175

Noninterest income	5,430	5,430	5,430
Noninterest expense	15,841	15,841	15,841

Income before income taxes	4,026	4,272	4,764

Income taxes (1)	869	964	1,154

Net income	$3,157	$3,308	$3,610

Dividend on Preferred Stock and accretion of discount on Preferred Stock (2)	$-0-	$273	$819

Net income available to common shareholders	$3,157	$3,035	$2,791

Net income per common share - basic	$1.09	$1.05	$0.96
Net income per common share - diluted	$1.09	$1.04	$0.96

Weighted average shares outstanding - basic	2,895,512	2,895,512	2,895,512
Weighted average shares outstanding - diluted (3)	2,901,730	2,908,547	2,922,183

(1)	Pro forma amounts assume our sale of a minimum of 5,983 and a maximum of 17,949 TARP Shares, respectively, at a price of $1,000 per share, and our investment of proceeds in available for sale guaranteed agency securities and receipt of interest on those investments at an annual rate of 5.5%, after taxes computed at a 38.55% combined federal and state rate.
(2)	Consists of (a) dividends payable on the TARP Shares at an annual rate of 5% ($224 and $671 for the minimum and maximum shares, respectively), and (b) accretion of the discount on the TARP Shares upon issuance over a five-year period using the constant effective yield method ($49 and $148 for the minimum and maximum shares, respectively). The estimated accretion is based on a number of assumptions which are subject to change, including the discount rate (market rate at issuance) on the TARP Shares, and assumptions underlying the value of the Warrants. The lower the discount rate, and the lower the value of the Warrants, the less negative impact there would be on our net income available to common shareholders and net income per common share.
(3)	As described under the caption “Issuance of Warrants Covering Common Stock to UST,” based on the minimum and maximum TARP Shares, UST would receive Warrants for a minimum of 43,523 and a maximum of 130,569 shares of our common stock. Pro forma amounts reflect increases in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2008, at a strike price of $20.62 (based on the average of the market values of our common stock for the 20 trading days preceding November 13, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

        The above unaudited pro forma income statement data assumes that the proceeds we received from the TARP Shares would be invested only in available for sale guaranteed agency securities at a 5.5% rate for the entire year and nine-month periods and is provided solely to illustrate how the sale of the TARP Shares generally would affect our income statements. We expect that proceeds from the shares actually would be invested in available for sale securities only until they could be used by the Bank for lending and other purposes. Also, the discussion does not reflect any leveraging of the additional capital to support a larger dollar amount of interest-earning assets. To the extent that the proceeds were invested for part or all of each period in loans with effective yields higher than the assumed 5.5% rate on available for sale securities, and could be leveraged, the negative impact of the transaction on our net income per diluted common share would be reduced.

Anti-takeover Effects of Preferred Stock

The purpose of the Proposed Amendment is to permit our participation in the TARP capital purchase program if we choose to do so, and, additionally, without regard to any sale of shares to UST, to provide our Board of Directors with an additional option for increasing our capital in the future. The purpose is not to establish any barriers to a change of control or acquisition of our company. However, the Board’s authority to issue shares of Preferred Stock, to establish one or more series of Preferred Stock, and to determine the terms and preferences of each series of Preferred Stock, could be used for that purpose or have that effect. For example, the issuance to a group that is friendly to our management of shares of a series of Preferred Stock having group or other special voting rights, or certain other preferential terms, could give that group effective control over the election of our directors and could deter or discourage efforts by another group or company to acquire control of our company, even if our other shareholders favored a change of control. In that regard, if we were to sell TARP Shares to UST, the holders of that stock (including either UST or any third persons to whom UST transferred the stock) would have class voting rights with respect to any merger or similar transaction which would adversely affect the rights of that stock.

Effectiveness of the Proposed Amendment

If our shareholders approve the Proposed Amendment, we will file Articles of Amendment with the North Carolina Secretary of State as soon as practicable following the Special Meeting. The Proposed Amendment would become effective at the time those Articles are filed.

Our Board of Directors recommends that you vote “FOR” Proposal 1.

To be approved, the number of votes cast in person and by proxy at the Special Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 2: AUTHORIZATION OF MANAGEMENT TO

ADJOURN THE SPECIAL MEETING

Under North Carolina law, a meeting of shareholders may be adjourned and reconvened one or more times to a later date for any reason. If the new time and place at which the meeting will be reconvened are announced at the meeting before the adjournment, no further notice of the reconvened meeting is required to be given unless the adjournment is for more than 120 days. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

If a quorum is not present at the Special Meeting, or if there are insufficient shares of our common stock represented at the Special Meeting, being voted in the affirmative, or being voted at all, to vote on or approve the Proposed Amendment described in Proposal 1, we likely will propose to adjourn the meeting until a later date and time to allow time to solicit additional proxy cards needed to establish a quorum or additional votes needed to approve the Proposed Amendment. In that event, a proposal would be submitted for voting by the shareholders represented at the Special Meeting to adjourn the meeting and reconvene it at a later date.

Shareholders who sign a proxy card and return it to us or appoint the Proxies by Internet will be authorizing our Proxies to vote their shares according to their best judgment on matters incident to the conduct of the Special Meeting, including routine adjournments of the meeting. That authority will permit the Proxies to vote shares in favor of an adjournment if a quorum is not present at the meeting, or if an adjournment is needed for most other purposes. However, that general authority will not permit the Proxies to vote shares in favor of an adjournment for the purpose of soliciting additional votes needed to approve the Proposed Amendment. A separate proposal is included in the proxy card which accompanies this proxy statement in which shareholders are asked to give instructions to the Proxies on how their shares should be voted in the event a proposal is submitted to adjourn the meeting to allow additional time to solicit votes needed to approve the Proposed Amendment.

If you vote in favor of this proposal, you will authorize the Proxies to vote your shares in favor of one or more adjournments of the Special Meeting for up to a total of 120 days, if necessary, to allow additional time to solicit votes needed to approve the Proposed Amendment. The general authority given to the Proxies in your proxy card to vote your shares on matters incident to the conduct of the Special Meeting will authorize them to vote your shares according to their best judgment on adjournments for any other reason.

Our Board of Directors recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Special Meeting in favor of the proposal must exceed the number of votes cast against it.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date for the Special Meeting.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percentage of class

Estate of Anna Mae H. Gibbs PO Box 277, Swan Quarter, NC 27885	377,378 (1)	13.26%

Gregory C. Gibbs PO Box 402, Engelhard, NC 27824	383,256 (2)	13.46%

Regina A. Gibbs PO Box 578, Engelhard, NC 27824	447,868 (3)	15.73%

Charles G. Gibbs, Jr. PO Box 474, Engelhard, NC 27824	453,176 (4)	15.92%

Caxton Associates, LLC (5) Princeton Plaza, Building 2 731 Alexander Road Princeton, New Jersey 08540	181,271	6.37%

Och-Ziff Capital Management Group LLC (6) 9 West 57th Street, 39th Floor New York, New York 10019	271,949 (8)	9.55%

OZ Master Fund, Ltd. (7) c/o Goldman Sachs (Cayman) Trust, Limited 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands	246,336 (8)	8.65%

(1)	Gregory C. Gibbs, Regina A. Gibbs and Charles G. Gibbs, Jr. serve as co-executors of the Estate of Anna Mae H. Gibbs, and the listed shares also are included in the shares listed as beneficially owned by each of them individually. The estate has pledged 377,378 shares to another bank as security for loans.
(2)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 377,628 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor. Those shares also are included in the shares listed for the Estate and for each of Regina A. Gibbs and Charles G. Gibbs, Jr.
(3)	Ms. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which she serves as co-executor (which also are included in the shares listed for the Estate and for each of Gregory C. Gibbs and Charles G. Gibbs, Jr.) and 69,752 shares held by a family trust for which she serves as co-trustee (which also are included in the shares listed for Charles G. Gibbs, Jr.).
(4)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor (which also are included in the shares listed for the Estate and for Gregory C. Gibbs and Regina A. Gibbs) and 69,752 shares held by a family trust for which he serves as co-trustee (which also are included in the shares listed for Regina A. Gibbs).

(5)	The company’s Schedule 13G filed with the SEC indicates that the shares are held by Caxton International Limited and Caxton Equity Growth Holdings LP, that it has voting and dispositive power with respect to those shares in its capacity as trading advisor to those entities, and that its manager and majority owner, Caxton Corporation, and Chairman, Bruce S. Kovner, also may be deemed to beneficially own the shares.
(6)	The company’s Schedule 13G filed with the SEC indicates that it is the sole shareholder of Och-Ziff Holding Corporation (“OZHC”) and Och-Ziff Holding LLC (“OZH”). OZHC is general partner of OZ Management LP (“OZ”), which serves as principal investment manager to a number of investment funds, including OZ Master Fund, LTD. OZH serves as general partner of another investment fund. As such, the company may be deemed to beneficially own shares held by the funds and accounts over which OZ and OZH have voting or investment power as investment manager or general partner. The company’s Chief Executive Officer and Executive Managing Director, Daniel S. Och, also may be deemed the beneficial owner of the shares.
(7)	The fund’s Schedule 13G filed with the SEC indicates that its principal investment manager, OZ, OZ’s general partner, OZHC, and OZHC’s sole shareholder, Och-Ziff Capital Management Group LLC, also may be deemed to beneficially own all listed shares.
(8)	The shares listed for OZ Master Fund, Ltd. also are included in the shares listed for Och-Ziff Capital Management Group LLC.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Special Meeting by our current directors and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (2)

Gary M. Adams.	8,014	0.28%

George T. Davis, Jr.	116,748(3)	4.10%

T. Olin Davis	-0-	—

Gregory C. Gibbs	383,256 (4)	13.46%

John F. Hughes, Jr.	2,400	0.08%

Arthur H. Keeney III	55,040	1.92%

J. Bryant Kittrell III	5,000	0.18%

Joseph T. Lamb, Jr.	38,218	1.34%

B. Martelle Marshall	2,277	0.08%

R. S. Spencer, Jr.	23,169	0.81%

Michael D. Weeks	1,017	0.04%

J. Dorson White, Jr.	15,994	0.56%

All current directors and executive officers as a group (13 persons)	651,133	22.67%

(1)	Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Gary M. Adams – 2,845 shares; George T. Davis, Jr. – 99,267 shares; Gregory C. Gibbs – 377,628 shares; Arthur H. Keeney III – 12,742 shares; J. Bryant Kittrell III – 1,000 shares; Joseph T. Lamb, Jr. – 20,092 shares; B. Martelle Marshall – 591 shares; and all current directors and executive officers as a group – 514,165 shares, including shares described in footnote 4 below held by persons for whom one of our directors acts as attorney-in-fact. Individuals named and included in the group exercise sole voting power only with respect to the following numbers of shares representing unvested restricted stock awards pursuant to our Omnibus Stock Ownership and Long Term Incentive Plan: Arthur H. Keeney III – 2,500 shares; and all current directors and executive officers as a group – 2,500 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power only: Gary M. Adams – 2,431 shares; Arthur H. Keeney III – 17,908 shares; J. Dorson White, Jr. – 5,310 shares; and all persons included in the group – 25,649 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Gibbs – 377,378 shares.

(2)	Percentages are calculated based on 2,846,789 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.
(3)	Includes an aggregate of 92,274 shares held directly by Mr. Davis’ mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.
(4)	Includes 377,378 shares held by the Estate of Anna Mae H. Gibbs for which Mr. Gibbs serves as co-executor.

PROPOSALS FOR 2009 ANNUAL MEETING

We currently expect that our 2009 Annual Meeting will be held during April 2009. Any proposal of a shareholder, other than a nomination for election as a director, which is intended to be presented for action at that Annual Meeting must have been received by our Corporate Secretary in writing at our address listed below no later than November 18, 2008, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2009 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than February 1, 2009, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our address listed below not later than the close of business on the fifth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the name and address of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

INCORPORATION OF INFORMATION BY REFERENCE

Copies of our 2007 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, accompany this proxy statement. The following information contained in those reports is incorporated herein by reference from the pages of the reports indicated below:

●

our audited consolidated financial statements at December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, contained on pages 42 through 70 of the 2007 Annual Report on Form 10-K;

●

our unaudited consolidated financial statements at September 30, 2008, and for the three and nine-months periods ended September 30, 2008, contained on pages 4 through 18 of the September 30, 2008 Quarterly Report on Form 10-Q;

●	our management’s discussion and analysis of financial condition and results of operations contained on pages 19 through 40 of the 2007 Annual Report on Form 10-K; and

●	our management’s discussion and analysis of financial condition and results of operations contained on pages 18 through 33 of the September 30, 2008 Quarterly Report on Form 10-Q.

Appendix A

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

The corporation’s Articles of Incorporation hereby are amended by deleting current Article 2 thereof in its entirety and adding a new to Article 2 thereof as follows:

2. (a)	The aggregate number of shares which the corporation shall have the authority to issue is 12,000,000 shares divided into two classes. The designation, par value and number of shares of each class are as follows:

Class	Par Value	Number of Shares
Common Stock	$3.50	10,000,000
Preferred Stock	No Par	2,000,000

Total Shares		12,000,000

(b)	The corporation’s Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, and to determine the designations, terms, relative rights, preferences, and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing authority, the Board of Directors shall be authorized to fix and determine:

(1)	the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

(2)	the dividend rate (or method of determining such rate), if any; any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Preferred Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to dividends;

(3)	whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property, or rights, including securities of the corporation or of another corporation;

(4)	the terms and amount of any sinking, retirement, or purchase fund;

(5)	with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments, and other terms of conversion or exchange;

(6)	the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

(7)	any restrictions on the issuance or reissuance of additional Preferred Stock;

(8)	with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Preferred Stock, and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation’s assets;

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(9)	any limitations or restrictions on transfer; and

(10)	with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation’s Articles of Incorporation, as amended, or applicable law.

All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.”

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VOTING BY PROXY

Please read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Special Meeting, we request that you appoint the Proxies to vote your shares for you whether or not you plan to attend the Special Meeting. You can do that in one of the following two ways.

Voting by Proxy Card

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

•

You can go to our Internet website (http://www.ecbbancorp.com) and click on the link for “proxy voting.” When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Special Meeting.

You should note that you may vote by Internet only until 5:00 p.m. on December 22, 2008, which is the day before the Special Meeting date.

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Arthur H. Keeney III, J. Dorson White, Jr., and Gary M. Adams (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of ECB Bancorp, Inc. (“Bancorp”) held of record by the undersigned on November 14, 2008, at the Special Meeting of Shareholders of Bancorp to be held at Martelle’s Restaurant located at 33301 U.S. Highway 264 West in Engelhard, North Carolina, at 9:00 a.m. on Tuesday, December 23, 2008, and at any adjournments of the Special Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	APPROVAL OF CHARTER AMENDMENT. Proposal to amend our Articles of Incorporation to authorize the issuance of preferred stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	AUTHORIZATION OF MANAGEMENT TO ADJOURN THE SPECIAL MEETING. Proposal to authorize management to adjourn the Special meeting for up to 120 days, if necessary, to allow additional time to solicit votes needed to approve Proposal 1 above.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Special Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT TO

BANCORP IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” Proposals 1 and 2. On any other matter properly presented for action by shareholders at the Special Meeting, and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Special Meeting by filing with Bancorp’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing an intention to vote in person.

Dated:	, 2008

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT:	To ensure your shares are represented and that a quorum is present at the Special Meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.